Exhibit 10.5

PERFORMANCE DRIVEN RETIREMENT PLAN AGREEMENT

THIS PERFORMANCE DRIVEN RETIREMENT PLAN AGREEMENT (this “Agreement”), adopted this 17th day of November, 2015, by and between Farmers and Merchants Bank, located in Upperco, Maryland (the “Employer”), and Mark Krebs (the “Executive”), formalizes the agreements and understanding between the Employer and the Executive.

WITNESSETH:

WHEREAS, the Executive is employed by the Employer;

WHEREAS, the Employer recognizes the valuable services the Executive has performed for the Employer and wishes to encourage the Executive’s continued employment and to provide the Executive with additional incentive to achieve corporate objectives;

WHEREAS, the Employer wishes to provide the terms and conditions upon which the Employer shall pay additional retirement benefits to the Executive;

WHEREAS, the Employer and the Executive intend this Agreement shall at all times be administered and interpreted in compliance with Code Section 409A; and

WHEREAS, the Employer intends this Agreement shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement benefits for the Executive, a member of select group of management or highly compensated employee of the Employer;

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Employer and the Executive agree as follows:

ARTICLE 1

DEFINITIONS

For the purpose of this Agreement, the following phrases or terms shall have the indicated meanings:

1.1           “Accumulation Period Crediting Rate” means sixty-seven percent (67%) of the prior Plan Year’s Return on Equity, provided however that the minimum such rate shall be zero percent (0%) and the maximum shall be ten percent (10%).

1.2           “Administrator” means the Board or its designee.

1.3           “Affiliate” means any business entity with whom the Employer or the Employer would be considered a single employer under Section 414(b) and 414(c) of the Code. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

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1.4           “Base Salary” means the Executive’s annualized cash compensation, excluding bonuses, commissions, distributions from nonqualified deferred compensation plans, fringe benefits, incentive payments, non-monetary awards, overtime, relocation expenses, stock options and other fees, and automobile and other allowances paid to the Executive for services rendered (whether or not such allowances are included in the Executive’s gross income). Base Salary shall be calculated before reduction for amounts voluntarily deferred or contributed by the Executive pursuant to qualified or non-qualified plans and shall be calculated to include amounts not otherwise included in the Executive’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Executive.

1.5           “Beneficiary” means the person or persons designated in writing by the Executive to receive benefits hereunder in the event of the Executive’s death.

1.6           “Board” means the Board of Directors of the Employer.

1.7           “Cause” means any of the following:

a)           an intentional act of fraud, embezzlement, or theft by the Executive in the course of employment. For purposes of this Agreement no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the Employer’s best interests. Any act or failure to act based upon authority granted by resolutions duly adopted by the board of directors or based upon the advice of counsel for the Employer shall be conclusively presumed to be in good faith and in the Employer’s best interests, or

b)           intentional violation of any law or significant policy of the Employer that, in the Employer’s sole judgment, has an adverse effect on the Employer, or

c)           gross negligence, insubordination, disloyalty, or dishonesty in the performance of duties, or

d)           intentional wrongful damage to the business or property of the Employer, including without limitation the Employer’s reputation, which in the Employer’s sole judgment causes material harm to the Employer, or

e)           a breach of fiduciary duties, whether in the Executive’s capacity as an officer or as a director, or

f)           removal of the Executive from office or permanent prohibition of the Executive from participating in the Employer’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

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g)           conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for forty-five (45) consecutive days or more, or

h)           intentional wrongful disclosure of secret processes or confidential information of the Employer or the Employer, which in the Employer’s sole judgment causes material harm to the Employer or the Employer, or

i)           the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Employer, under the Employer’s blanket bond, fidelity, or directors’ and officers’ insurance policy covering its directors, officers, or employees.

1.8           “Change in Control” means a change in the ownership or effective control of the Employer, or in the ownership of a substantial portion of the assets of the Employer, as such change is defined in Code Section 409A and regulations thereunder.

1.9           “Contribution” means the amount the Employer contributes to the Deferral Account, calculated according to the provisions of Article 2.

1.10          “Claimant” means a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.11         “Code” means the Internal Revenue Code of 1986, as amended.

1.12         “Deferral Account” means the Employer’s accounting for the accumulated Contributions plus accrued interest.

1.13         “Disability” means a condition of the Executive whereby the Executive either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer. The Administrator will determine whether the Executive has incurred a Disability based on its own good faith determination and may require the Executive to submit to reasonable physical and mental examinations for this purpose. The Executive will also be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the initial sentence of this Section.

1.14          “Distribution Period Crediting Rate” means the interest rate equal to the 20 Year Moody’s Aa Corporate bond index minus 0.25% (.25 basis points), based on the Moody’s yield on the first business day of the Plan Year.

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1.15         “Early Termination” means that the Executive, prior to Normal Retirement Age, has experienced a Separation from Service, except when such Separation from Service occurs following a Change in Control or due to termination for Cause.

1.16         “Effective Date” means November 1, 2015.

1.17         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.18         “Normal Retirement Age” means the Executive attaining age sixty-five (65).

1.19         “Projected Account Balance” means Two Hundred Seventy Two Thousand Eight Hundred Twenty-Five Dollars ($272,825).

1.20         “Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date and end on the following December 31.

1.21         “Return on Equity” means the Employer’s annual return on equity as determined under Generally Accepted Accounting Principles (GAAP). If a holding company is formed, Return on Equity shall be the annual return on equity of the holding company as determined under GAAP.

1.22         “Separation from Service” means a termination of the Executive’s employment with the Employer and its Affiliates for reasons other than death or Disability. A Separation from Service may occur as of a specified date for purposes of the Agreement even if the Executive continues to provide some services for the Employer or its Affiliates after that date, provided that the facts and circumstances indicate that the Employer and the Executive reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Executive performed services for the Employer, if that is less than thirty-six (36) months). A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Executive with the right to reemployment with the Employer. If the Executive’s leave exceeds six (6) months but the Executive is not entitled to reemployment under a statute or contract, the Executive incurs a Separation of Service on the next day following the expiration of such six (6) month period. In determining whether a Separation of Service occurs the Administrator shall take into account, among other things, the definition of “service recipient” and “employer” set forth in Treasury regulation §1.409A-1(h)(3). The Administrator shall have full and final authority, to determine conclusively whether a Separation from Service occurs, and the date of such Separation from Service.

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1.23         “Specified Employee” means an individual that satisfies the definition of a “key employee” of the Employer as such term is defined in Code §416(i) (without regard to Code §416(i)(5)), provided that the stock of the Employer is publicly traded on an established securities market or otherwise, as defined in Code §1.897-1(m). If the Executive is a key employee at any time during the twelve (12) months ending on December 31, the Executive is a Specified Employee for the twelve (12) month period commencing on the first day of the following April.

1.24         “Unforeseeable Emergency” means a severe financial hardship to the Executive resulting from an illness or accident of the Executive, the Executive’s spouse, the Beneficiary, or the Executive’s dependent (as defined in Section 152(a) of the Code), loss of the Executive’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive.

Article 2

Contributions

2.1           Initial Contribution. As of the Effective Date, the Employer shall make an initial Contribution to the Deferral Account in an amount equal to Five Thousand Five Hundred Sixty-Five Dollars ($5,565).

2.2           Annual Contributions. Except as provided below, as of the first day of each month while the Executive is employed by the Employer, the Employer shall make a monthly Contribution to the Deferral Account in an amount equal to 0.833% of Base Salary. Notwithstanding the forgoing, the Employer shall not make any Contributions in a Plan Year if the Return on Equity for the immediately preceding Plan Year was less than six and one-fourth percent (6.25%). In addition to any other amounts contributed by the Employer, the Board may choose to make additional Contributions if it determines in its sole discretion that it is in the best interests of the Employer to do so.

2.3           Additional Contribution Upon Change in Control. In addition to any annual Contributions made by the Employer pursuant to Section 2.2, on the date of any Change in Control, the Employer shall make a Contribution equal to three times Base Salary as of the date of the Change in Control multiplied by the average percentage of Base Salary contributed by the Employer to the Deferral Account in the three (3) Plan Years immediately preceding the Change in Control.

Article 3

DEFFERAL ACCOUNT

3.1           Establishing and Crediting. The Employer shall establish a Deferral Account on its books for the Executive and shall credit to the Deferral Account the following amounts:

(a)          Any Contributions hereunder; and

(b)          Interest as follows:

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(i)          on the first day of each month until the earliest of Disability, Separation from Service or the Executive’s death, interest shall be credited on the Deferral Account at an annual rate equal to the Accumulation Period Crediting Rate, compounded monthly;

(ii)         on the first day of each month during any payment term hereunder, interest shall be credited at an annual rate equal to the Distribution Period Crediting Rate, compounded monthly, except that no interest will be credited during the payment term of the Section 4.2 Early Termination benefit.

3.2           Recordkeeping Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement and is not a trust fund of any kind.

ARTICLE 4

PAYMENT OF BENEFITS

4.1           Normal Retirement Benefit. Upon Separation from Service after Normal Retirement Age, the Employer shall pay the Executive the Deferral Account balance calculated at Separation from Service in lieu of any other benefit hereunder. This benefit shall be paid in one hundred twenty (120) consecutive monthly installments commencing the month following Separation from Service. Each Plan Year during payout the payment amount shall be re-amortized to take into account changes in the Distribution Period Crediting Rate.

4.2           Early Termination Benefit. If Early Termination occurs, the Employer shall pay the Executive the Deferral Account balance calculated at Separation from Service in lieu of any other benefit hereunder. This benefit shall be paid in thirty-six (36) consecutive monthly installments commencing the month following Separation from Service. Notwithstanding anything to the contrary in Section 3.1(b)(ii), no interest shall be credited to the Deferral Account balance during the distribution period.

4.3           Disability Benefit. If the Executive experiences a Disability prior to Normal Retirement Age, the Employer shall pay the Executive the Deferral Account balance calculated as of the date of determination of Disability in lieu of any other benefit hereunder. This benefit shall be paid in one hundred twenty (120) consecutive monthly installments commencing the month following Disability. Each Plan Year during payout the payment amount shall be re-amortized to take into account changes in the Distribution Period Crediting Rate.

4.4           Change in Control Benefit. If a Change in Control occurs prior to Separation from Service and prior to Normal Retirement Age, the Employer shall pay the Executive the Deferral Account balance, inclusive of the additional contribution upon Change in Control specified in Section 2.2, calculated at the date of the Change in Control, in lieu of any other benefit hereunder. This benefit shall be paid in a lump sum within thirty (30) days following Change in Control.

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4.5           Death Prior to Commencement of Benefit Payments. In the event the Executive dies prior to Separation from Service and Disability, the Employer shall pay the Beneficiary the greater of (i) the Projected Account Balance or (ii) Deferral Account balance calculated at the Executive’s death, in lieu of any other benefit hereunder. This benefit shall be paid in a lump sum within ninety (90) days following the Executive’s death, with the actual date of payment determined by the Employer in its sole discretion.

4.6           Death Subsequent to Commencement of Benefit Payments. In the event the Executive dies while receiving payments, but prior to receiving all payments due and owing hereunder, the Employer shall pay the Beneficiary the same amounts at the same times as the Employer would have paid the Executive, had the Executive survived.

4.7           Hardship Distribution. If an Unforeseeable Emergency occurs, the Executive may petition the Board to receive a distribution from the Agreement (a “Hardship Distribution”). The Board in its sole discretion may grant such petition. If granted, the Executive shall receive, within sixty (60) days, a distribution from the Agreement only to the extent deemed necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution. In any event, the maximum amount which may be paid out as a Hardship Distribution is the Deferral Account balance as of the day the Executive petitioned the Board to receive a Hardship Distribution. A Hardship Distribution shall reduce the Deferral Account balance.

4.8           Termination for Cause. If the Employer terminates the Executive’s employment for Cause, then the Executive shall forfeit all benefits hereunder.

4.9           Restriction on Commencement of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at the time of Separation from Service, the provisions of this Section shall govern all distributions hereunder. Distributions which would otherwise be made to the Executive due to Separation from Service shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following Separation from Service, or if earlier, upon the Executive’s death. All subsequent distributions shall be paid as they would have had this Section not applied.

4.10         Acceleration of Payments. Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with the ethics laws or conflicts of interest laws; (iv) in limited cashouts (but not in excess of the limit under Code §402(g)(1)(B)); (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time that the Agreement fails to meet the requirements of Code Section 409A.

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4.11         Delays in Payment by Employer. A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event. The delay in the payment will not constitute a subsequent deferral election, so long as the Employer treats all payments to similarly situated Participants on a reasonably consistent basis.

(a)          Payments subject to Code Section 162(m). If the Employer reasonably anticipates that the Employer’s deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution from this Agreement is deductible, the Employer may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

(b)          Payments that would violate Federal securities laws or other applicable law. A payment may be delayed where the Employer reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law provided that the payment is made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Internal Revenue Code is not treated as a violation of law.

(c)          Solvency. Notwithstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Employer to continue as a going concern.

4.12         Treatment of Payment as Made on Designated Payment Date. Solely for purposes of determining compliance with Code Section 409A, any payment under this Agreement made after the required payment date shall be deemed made on the required payment date provided that such payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) if Employer cannot calculate the payment amount on account of administrative impracticality which is beyond the Executive’s control, the end of the first calendar year which payment calculation is practicable; and (iv) if Employer does not have sufficient funds to make the payment without jeopardizing the Employer’s solvency, in the first calendar year in which the Employer’s funds are sufficient to make the payment.

4.13         Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Employer and the Administrator from further liability on account thereof.

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4.14         Excise Tax Limitation. Notwithstanding any provision of this Agreement to the contrary, if any benefit payment hereunder would be treated as an “excess parachute payment” under Code Section 280G, the Employer shall reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment. The Executive shall be entitled to only the reduced benefit and shall forfeit any amount over and above the reduced amount.

4.15         Changes in Form or Timing of Benefit Payments. The Employer and the Executive may, subject to the terms hereof, amend this Agreement to delay the timing or change the form of payments. Any such amendment:

(a)          must take effect not less than twelve (12) months after the amendment is made;

(b)          must, for benefits distributable due solely to the arrival of a specified date, or on account of Separation from Service or Change in Control, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

(c)          must, for benefits distributable due solely to the arrival of a specified date, be made not less than twelve (12) months before distribution is scheduled to begin; and

(d)          may not accelerate the time or schedule of any distribution.

Article 5

Beneficiaries

5.1           Designation of Beneficiaries. The Executive may designate any person to receive any benefits payable under the Agreement upon the Executive’s death, and the designation may be changed from time to time by the Executive by filing a new designation. Each designation will revoke all prior designations by the Executive, shall be in the form prescribed by the Administrator and shall be effective only when filed in writing with the Administrator during the Executive’s lifetime. If the Executive names someone other than the Executive’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Executive’s spouse and returned to the Administrator. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.

5.2           Absence of Beneficiary Designation. In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Executive, the Employer shall pay the benefit payment to the Executive’s spouse. If the spouse is not living then the Employer shall pay the benefit payment to the Executive’s living descendants per stirpes, and if there are no living descendants, to the Executive’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Executive’s personal representative, executor, or administrator.

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Article 6

ADMINISTRATION

6.1           Administrator Duties. The Administrator shall be responsible for the management, operation, and administration of the Agreement. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Employer, Executive or Beneficiary. No provision of this Agreement shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

6.2           Administrator Authority. The Administrator shall enforce this Agreement in accordance with its terms, shall be charged with the general administration of this Agreement, and shall have all powers necessary to accomplish its purposes.

6.3           Binding Effect of Decision. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Agreement.

6.4           Compensation, Expenses and Indemnity. The Administrator shall serve without compensation for services rendered hereunder. The Administrator is authorized at the expense of the Employer to employ such legal counsel and recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Agreement shall be paid by the Employer.

6.5           Employer Information. The Employer shall supply full and timely information to the Administrator on all matters relating to the Executive’s compensation, death, Disability or Separation from Service, and such other information as the Administrator reasonably requires.

6.6           Termination of Participation. If the Administrator determines in good faith that the Executive no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with ERISA, the Administrator shall have the right, in its sole discretion, to prohibit the Executive from receiving any additional Contributions hereunder.

6.7           Compliance with Code Section 409A. The Employer and the Executive intend that the Agreement comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Executive or Beneficiary. This Agreement shall be construed, administered and governed in a manner that affects such intent, and the Administrator shall not take any action that would be inconsistent therewith.

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Article 7

Claims and Review Procedures

7.1           Claims Procedure. A Claimant who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows.

(a)          Initiation – Written Claim. The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b)          Timing of Administrator Response. The Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(c)          Notice of Decision. If the Administrator denies part or all of the claim, the Administrator shall notify the Claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Agreement on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2           Review Procedure. If the Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows.

(a)          Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

(b)          Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

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(c)          Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)          Timing of Administrator Response. The Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(e)          Notice of Decision. The Administrator shall notify the Claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (a) the specific reasons for the denial; (b) a reference to the specific provisions of this Agreement on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and (d) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 8

AMENDMENT AND TERMINATION

8.1           Agreement Amendment Generally. Except as provided in Section 8.2, this Agreement may be amended only by a written agreement signed by both the Employer and the Executive.

8.2           Amendment to Insure Proper Characterization of Agreement. Notwithstanding anything in this Agreement to the contrary, the Agreement may be amended by the Employer at any time, if found necessary in the opinion of the Employer, i) to ensure that the Agreement is characterized as plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, ii) to conform the Agreement to the requirements of any applicable law or iii) to comply with the written instructions of the Employer’s auditors or banking regulators.

8.3           Agreement Termination Generally. Except as provided in Section 8.4, this Agreement may be terminated only by a written agreement signed by the Employer and the Executive. Such termination shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4.

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8.4           Effect of Complete Termination. Notwithstanding anything to the contrary in Section 8.3, and subject to the requirements of Code Section 409A and Treasury Regulations §1.409A-3(j)(4)(ix), at certain times the Employer may completely terminate and liquidate the Agreement. In the event of such a complete termination, the Employer shall pay the Deferral Account balance to the Executive. With regard to Section 8.4(b), the Deferral Account balance will include the additional contribution upon Change in Control specified in Section 2.3 of this Agreement. Such complete termination of the Agreement shall occur only under the following circumstances and conditions.

(a)          Corporate Dissolution or Bankruptcy. The Employer may terminate and liquidate this Agreement within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all benefits paid under the Agreement are included in the Executive’s gross income in the latest of: (i) the calendar year which the termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)          Change in Control. The Employer may terminate and liquidate this Agreement by taking irrevocable action to terminate and liquidate within the thirty (30) days preceding or the twelve (12) months following a Change in Control. This Agreement will then be treated as terminated only if all substantially similar arrangements sponsored by the Employer which are treated as deferred under a single plan under Treasury Regulations §1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the Change in Control so that the Executive and any participants in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Employer takes the irrevocable action to terminate the arrangements.

Article 9

MISCELLANEOUS

9.1           No Effect on Other Rights. This Agreement constitutes the entire agreement between the Employer and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Employer nor limit the right of the Employer to discharge or otherwise deal with the Executive without regard to the existence hereof.

9.2           State Law. To the extent not governed by ERISA, the provisions of this Agreement shall be construed and interpreted according to the internal law of the State of Maryland without regard to its conflicts of laws principles.

9.3           Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

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9.4           Nonassignability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.5           Unsecured General Creditor Status. Payment to the Executive or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Employer and no person shall have any interest in any such asset by virtue of any provision of this Agreement. The Employer’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. In the event that the Employer purchases an insurance policy insuring the life of the Executive to recover the cost of providing benefits hereunder, neither the Executive nor the Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom.

9.6           Life Insurance. If the Employer chooses to obtain insurance on the life of the Executive in connection with its obligations under this Agreement, the Executive hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Employer or the insurance company designated by the Employer.

9.7           Unclaimed Benefits. The Executive shall keep the Employer informed of the Executive’s current address and the current address of the Beneficiary. If the location of the Executive is not made known to the Employer within three years after the date upon which any payment of any benefits may first be made, the Employer shall delay payment of the Executive’s benefit payment(s) until the location of the Executive is made known to the Employer; however, the Employer shall only be obligated to hold such benefit payment(s) for the Executive until the expiration of three (3) years. Upon expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Beneficiary. If the location of the Beneficiary is not made known to the Employer by the end of an additional two (2) month period following expiration of the three (3) year period, the Employer may discharge its obligation by payment to the Executive’s estate. If there is no estate in existence at such time or if such fact cannot be determined by the Employer, the Executive and Beneficiary shall thereupon forfeit all rights to any benefits provided under this Agreement.

9.8           Suicide or Misstatement. No benefit shall be distributed hereunder if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Employer denies coverage (i) for material misstatements of fact made by the Executive on an application for life insurance, or (ii) for any other reason.

9.9           Removal. Notwithstanding anything in this Agreement to the contrary, the Employer shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued pursuant to Section 8(e) of the Federal Deposit Insurance Act. Furthermore, any payments made to the Executive pursuant to this Agreement shall, if required, comply with 12 U.S.C. 1828, FDIC Regulation 12 CFR Part 359 and any other regulations or guidance promulgated thereunder.

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9.10         Forfeiture Provision. The Executive shall forfeit any non-distributed benefits under this Agreement if during the Restricted Period and in the Restricted Territory the Executive, and without the prior written consent of the Employer:

a)         directly or indirectly solicits or attempts to solicit any Customer to accept or purchase Financial Products or Services of the same nature, kind, or variety as provided to the Customer by the Employer during the one year immediately before the Executive’s employment termination with Employer,

b)         directly or indirectly influences or attempts to influence any Customer, joint venturer, or other business partner of the Employer to alter that person or entity’s business relationship with the Employer in any respect, or

c)         accepts the Financial Products or Services business of any Customer or provides Financial Products or Services to any Customer on behalf of anyone other than the Employer.

Furthermore, the Executive shall forfeit any non-distributed benefits under this Agreement if during the Restricted Period in the Restricted Territory the Executive engages, undertakes, or participates in the business of providing, selling, marketing, or distributing Financial Products or Services of a similar nature, kind, or variety (x) as offered by the Employer to Customers during the one year immediately before the Executive’s employment termination with the Employer, or (y) as offered by the Employer to any of its Customers during the Restricted Period.

Additionally, the Executive shall forfeit any non-distributed benefits under this Agreement if during the Restricted Period the Executive (i) becomes employed by or serves as a director, partner, consultant, agent, or owner of 5% or more of the outstanding stock of or contractor to any entity providing these prohibited Financial Products or Services that is located in or conducts business in the Restricted Territory; (ii) solicits or attempts to solicit or encourages or induces in any way any employee, joint venturer, or business partner of the Employer or the Employer to terminate an employment or contractual relationship with the Employer or the Employer; (iii) hires any person employed by the Employer or the Employer during the one-year period before the Executive’s employment termination with the Employer or any person employed by the Employer or the Employer during the Restricted Period; (iii) causes statements to be made (whether written or oral) that reflect negatively on the business reputation of the Employer or the Employer.

As used in this Section 9.10:

1)         “Restricted Period” means the period commencing at the earlier of (i) Disability or (ii) Separation from Service and continuing for thirty-six (36) months, except the Restricted Period shall not include any time period after a Change in Control.

2)         “Restricted Territory” means the 25-mile radius from 15226 Hanover Pike, Upperco, Maryland.

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3)         “Customer” means any individual, joint venturer, entity of any sort, or other business partner of the Employer with, for, or to whom the Employer has provided Financial Products or Services during the last year of the Executive’s employment with the Employer, or any individual, joint venturer, entity of any sort, or business partner whom the Employer has identified as a prospective customer of Financial Products or Services within the last year of the Executive’s employment with the Employer.

4)         “Financial Products or Services” means any product or service that is offered by the Employer or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type of which the Executive was involved during the Executive’s employment with the Employer.

9.11         Notice. Any notice, consent or demand required or permitted to be given to the Employer or Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Employer’s principal business office. Any notice or filing required or permitted to be given to the Executive or Beneficiary under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Executive or Beneficiary, as appropriate. Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

9.12         Headings and Interpretation. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed part of this Agreement. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.13         Alternative Action. In the event it becomes impossible for the Employer or the Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Employer or Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Employer, provided that such alternative act does not violate Code Section 409A.

9.14         Coordination with Other Benefits. The benefits provided for the Executive or the Beneficiary under this Agreement are in addition to any other benefits available to the Executive under any other plan or program for employees of the Employer. This Agreement shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

9.15         Inurement. This Agreement shall be binding upon and shall inure to the benefit of the Employer, its successor and assigns, and the Executive, the Executive’s successors, heirs, executors, administrators, and the Beneficiary.

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9.16         Tax Withholding. The Employer may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Employer is required by any law or regulation to withhold in connection with any benefits under the Agreement. The Executive shall be responsible for the payment of all individual tax liabilities relating to any benefits paid hereunder.

9.17         Aggregation of Agreement. If the Employer offers other account balance deferred compensation plans in addition to this Agreement, this Agreement and those plans shall be treated as a single plan to the extent required under Code Section 409A.

IN WITNESS WHEREOF, the Executive and a representative of the Employer have executed this Agreement document as indicated below:

Executive:	Employer:

/s/ Mark C. Krebs	By:	/s/ James R. Bosley, Jr.
Mark C. Krebs	Its:	President

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PERFORMANCE DRIVEN RETIREMENT PLAN AGREEMENT

Beneficiary Designation

I, Mark Krebs, designate the following as Beneficiary under this Agreement:

Primary

%

%

Contingent

%

%

I understand that I may change this beneficiary designation by delivering a new written designation to the Administrator, which shall be effective only upon receipt by the Administrator prior to my death. I further understand that the designation will be automatically revoked if the Beneficiary predeceases me or if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Signature:	Date:

SPOUSAL CONSENT (Required only if Administrator requests and someone other than spouse is named Beneficiary)

I consent to the beneficiary designation above. I also acknowledge that if I am named Beneficiary and my marriage is subsequently dissolved, the beneficiary designation will be automatically revoked.

Spouse Name:

Signature:	Date:

Received by the Administrator this ________ day of ___________________, 20__

By:
Title: